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                                                                   Exhibit 10.17

                                    AGREEMENT
                           BETWEEN OFFICE DEPOT, INC.
                                       AND
                                 M. BRUCE NELSON
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER

THIS AGREEMENT is made and entered into as of the 29th day of December 2001 (the "Effective Date"), by and between Office Depot, Inc., a Delaware corporation (the COMPANY"), and M. Bruce Nelson ("EXECUTIVE").

                                    RECITALS

A. The Company and Executive have been parties to a certain Employment Agreement, dated June 6, 2000, and effective as of January 1, 2000, which originally employed Executive as President of Office Depot International, and which replaced certain other agreements pertaining to Executive's employment, non-competition, change-in-control, and certain other matters (collectively the "Former Agreements"), including certain agreements between the Company's predecessor company, Viking Office Products, Inc. ("Viking") and Executive, to which the Company succeeded at the time of the Company's merger with Viking;

B. The Company named Executive as its Chief Executive Officer ("CEO") on July 16, 2001 and reached certain understandings with him regarding the terms and conditions of his employment in such position, which are incorporated by reference herein;

C. The Company and Executive also are parties to an agreement pertaining to the co-ownership of certain residential real estate in Palm Beach County, Florida (the "Real Estate Co- Ownership Agreement");



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D.       Subsequent to the date of the Employment Agreement and the Real Estate
         Co-Ownership Agreement, Executive has been elected to the additional position and office of Chairman of the Board of the Company, effective as of December 29, 2001 (the "Chairman Effective Date"), and the Company and Executive desire to amend and restate the Employment Agreement as set forth herein so that the terms and provisions of this Amended and Restated Employment Agreement set forth the complete statement of the relationships between the parties in Executive's positions as Chairman and CEO, including the terms of the Real Estate Co-Ownership Agreement;

E. The parties enter into this Agreement in consideration of the various promises, undertakings and understandings between them, as set forth below.

Now therefore, in consideration of the foregoing recitals, which are incorporated by reference herein, and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT

The Company shall continue to employ Executive, and Executive hereby accepts such continued employment with the Company, for the positions and duties, and upon the further terms and conditions set forth in this Agreement, for the period beginning on the Effective Date and ending as provided in section 4 hereof (the "Employment Term").

2. POSITIONS AND DUTIES (a) OFFICES AND DUTIES. Executive shall serve as Chairman and Chief Executive Officer ("CEO") of the Company, reporting directly to the Board of Directors. In these positions, he shall have all the normal duties, responsibilities and authority of the Chairman and CEO of the Company, subject to the power of the Company's Board to expand or limit such duties, responsibilities and authority; provided, however, that any such expanded or limited duties, responsibilities and authority must be consistent with the normal duties, responsibilities and authority of a person holding the position of Chairman and CEO of a major publicly held company.



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         (b) DEDICATION TO DUTIES; OTHER ACTIVITIES. Executive shall devote his best efforts and full business time and attention (except for permitted vacation periods and reasonable periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries; PROVIDED THAT Executive shall, with the prior approval of the Board, be allowed to serve as (i) a director or officer of any non-profit organization including trade, civic, educational or charitable organizations, or (ii) a director of any for-profit corporation which is not competing with the Company or any of its Subsidiaries in the office product and office supply industry, so long as such duties do not materially interfere with the performance of Executive's duties or responsibilities under this Agreement. Executive shall perform Executive's duties and responsibilities under this Agreement to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

         (c) SUBSIDIARIES. For purposes of this Agreement, "SUBSIDIARIES" shall mean any corporation of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or through one or more Subsidiaries.

3. BASE SALARY AND BENEFITS

(a) BASE SALARY; ADJUSTMENTS. During the Employment Term, Executive shall receive a base salary of One Million Dollars ($1,000,000) per annum (the "BASE SALARY"), which Base Salary is payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding. Executive's Base Salary shall be reviewed at least annually by the Compensation Committee and shall be subject to increase (any such increased amount shall become the "Base Salary" for all purposes hereunder), but not reduction, as the Compensation Committee and the Board shall determine, based on among other things, market practice and performance of the Company.



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(b) INCENTIVE AND OTHER PLANS. In addition to the Base Salary, during the
Employment Term, Executive shall be entitled to participate in the Company's long term and other incentive programs established currently or in the future by the Company, for which the most senior executive officers of the Company are generally eligible (including, but not limited to, stock option, restricted stock, performance unit/share plans, mid-term or long-term cash plans or other mid-term or long-term incentive plans).

(c) ANNUAL BONUS PLANS. Executive shall be entitled to participate in the Company's Bonus Plan for its most senior executives (the "Bonus Plan") as administered by the Compensation Committee of the Board. If the Compensation Committee (or the Company's Board of Directors (the "Board")) modifies such Bonus Plan during the Employment Term, Executive shall continue to participate at a level no lower than the highest level established for any officer of the Company. Throughout the Term, the "minimum," "target" and "maximum" bonus payment levels for Executive shall be not less than 70%, 100% and 200% of salary, respectively. These bonus levels may be increased but may not be decreased by action of the Compensation Committee and/or the Board of the Company. However, these levels also may be adjusted by the Compensation Committee or the Board if the Section 162(m) limits are changed and the Compensation Committee or the Board chooses to increase Executive's Base Salary; in which case the bonus levels may be decreased to reflect proportionally such increased Base Salary. If the Board or the Compensation Committee modifies such Bonus Plan during the Employment Term, Executive shall continue to participate at a level no lower than the highest level established for any officer of the Company. At the discretion of the Board or the Compensation Committee, Executive may be offered from time to time the opportunity to participate in other bonus plans of the Company in addition to, or in lieu of, the Bonus Plan.

(d) DEFERRED BONUS PLANS. If the Company adopts at any time during the Term, any deferred bonus plan for the senior executives of the Company, then Executive shall be entitled to a deferred matching bonus (the "DEFERRED BONUS") in accordance with the terms and provisions of any applicable deferred bonus plan adopted by the Compensation Committee and/or the Board.



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(e) VACATIONS. Executive shall be entitled to paid vacation in accordance with the Company's general payroll practices for officers of the Company then at Executive's level, but in no event less than four (4) weeks per year.

(f) EXPENSE REIMBURSEMENTS. The Company shall reimburse Executive for all reasonable expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

(g) OTHER BENEFITS. Executive will be entitled to all other benefits currently or in the future maintained for officers of the Company then at Executive's level, including without limitation: medical and dental insurance, life insurance (including split-dollar insurance) and short-term and long-term disability insurance, supplemental health and life insurance, profit sharing and retirement benefits.

(h) CONTINUATION OF HEALTH INSURANCE. With respect to health insurance benefits, Executive and his eligible dependents shall be entitled to the continuation of at least the same level of health insurance coverage Executive and his eligible dependents are receiving on the Effective Date of the Agreement during the Employment Term. From the end of the Employment Term until Executive becomes eligible for the federal Medicare program, or any successor to such program (herein collectively "Medicare"), the Company shall provide a comparable plan of health insurance to Executive, at no cost or contribution by Executive; provided, however, that such comparable plan shall provide continuous coverage of all conditions covered under the health insurance plan by which Executive and his eligible dependents are covered on the Effective Date. From the date on which Executive becomes eligible for Medicare and ending at the end of Executive's natural life, the Company shall reimburse Executive and his spouse for the cost of any policy of Medigap insurance purchased by them, supplementing coverage provided by Medicare. In the event Executive should die prior to the death of the person who is his spouse on the Effective Date of this Agreement, then such spouse shall continue to receive the health benefits to be provided hereunder to Executive and his spouse until she becomes eligible for



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Medicare and thereafter she shall receive reimbursement for any Medigap insurance purchased by her from and after such date, during the balance of her natural life.

(i) SPECIAL OPTION GRANT. In further consideration of Executive's accepting the additional duties and responsibilities of Chairman of the Board of Directors and as an incentive for his remaining as Chairman and CEO of the Company throughout the Employment Term, and as an incentive to increase shareholder value of the Company, Executive has been (or shall be, as the case may be) awarded by action of the Compensation Committee of the Board special ten-year stock option grants upon the following terms:

         (a) Grant Date of December 20, 2001, option to acquire up to Seven Hundred Fifty Thousand (750,000) shares of Company stock Exercise price: $ 21.606 per share (125% of fair market value of $17.285 on date of grant) Vesting: 100% on December 31, 2004

         (b) Grant Date of January 2, 2002, option to acquire up to Two Hundred Fifty Thousand (250,000) shares of Company stock Exercise price: $22.344 per share (125% of fair market value of $17.875 on date of grant) Vesting: 100% on December 31, 2004.

4. TERM; RENEWALS. Subject to earlier termination pursuant to section 5 below, the Employment Term shall end on December 31, 2004 , and shall continue automatically thereafter from year to year on an "evergreen" basis, unless and until either the Company or Executive shall provide written notice to the other, not less than six (6) months prior to the end of the then-current Term that this Agreement shall not be continued.

5. TERMINATION DUE TO DEATH, DISABILITY, INCAPACITY. The Employment Term also shall terminate prior to the date set forth in section 4 above:

(a) upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment);

(b) upon the mutual agreement of the Company and Executive;


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(c) by the Company's termination of this Agreement for Cause (as defined below)
or without Cause; or

(d) by Executive's termination of this Agreement for Good Reason (as defined below) or without Good Reason.

6. TERMINATION OF THE EMPLOYMENT WITHOUT CAUSE; FOR GOOD REASON. If the Employment Term is terminated by the Company without Cause or is terminated by Executive for Good Reason, Executive (and Executive's family with respect to clause (iii) below) shall be entitled to receive the following:

         (i) An amount equal to the sum of (A) Executive's Base Salary which would be payable through the second anniversary of such termination and (B) Executive's Pro Rata Bonus, if and only if Executive has not breached the provisions of sections 13, 14 and 15 hereof,

         (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company in which Executive participates (other than the Pro Rata Bonus);

         (iii)    insurance benefits as set forth in Section 3(h) above;

         (iv) All grants and awards, including stock options and restricted stock shall continue to vest through the second anniversary of such termination; provided, however, that the stock option grant referred to in Section 3(i) above shall vest in its entirety on the effective date of termination without Cause or termination for Good reason. All stock options (other than the premium-priced stock options referred to in Section 3(i) above) shall remain exercisable through and including



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                  the ninetieth (90th) day following the second anniversary of such termination (but not later than the expiration of the original term of the option). The premium-priced stock options referred to in Section 3(i) above, AND any other stock options granted to Executive subsequent to the Effective Date of this Agreement, shall remain exercisable through the three (3) year anniversary of the date of termination of Executive's employment under this Agreement, but not later than the end of the original ten-year term of such stock option(s), if the Employment Term ends for any reason OTHER THAN termination by the Company for "Cause" as defined below, or resignation by the Executive WITHOUT "Good Reason" as defined below. In the event of a termination by the Company for "Cause" or by Executive without "Good Reason," then Executive's stock options, and the continued exercisability thereof shall be governed by the terms of such stock options and the Long Term Equity Incentive Plan of the Company, or any replacement for such Plan. Any long-term incentive plan amount that has been earned but that is not yet fully vested, shall become fully vested not later than the second anniversary of such termination without Cause or termination for Good Reason; and

         (v) The amount payable pursuant to section 6(i) shall be payable as follows: (a) $100,000 in the form of salary continuation of $50,000 per annum and (b) the balance in one lump sum payment within 30 days following termination of the Employment Term, and the amounts payable pursuant to section 6 (ii) and 6(iii) above, shall be paid or provided in accordance with the particular plan or program.

7. TERMINATION FOR CAUSE; WITHOUT GOOD REASON. If the Employment Term is terminated by the Company for Cause or by Executive without Good Reason, Executive shall be entitled to receive only the following: (i) Executive's Base Salary through the date of such termination and (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates; provided, however,



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Executive shall not be entitled to payment of any Pro Rata Bonus. In such event,
Executive and Executive's spouse shall not receive the continued health insurance benefits provided pursuant to Section 3(h) above.

8. CONSEQUENCES OF TERMINATION FOR DEATH, DISABILITY OR INCAPACITY. If the Employment Term is terminated upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment), Executive, or Executive's estate if applicable, shall be entitled to receive the sum of (i) Executive's Base Salary through the date of such termination and (ii) vested and earned (in accordance with the Company's applicable plan or program) but unpaid amounts under incentive plans, health and welfare plans, deferred compensation plans, and other employer programs of the Company which Executive participates (including the benefits of Section 3(h) above) and the benefits to which Executive would be entitled pursuant to Sections 6(i) through 6(iv) above. The amount payable pursuant to this Section 8 shall be payable, at the Company's discretion, in one lump sum payment within 30 days following termination of the Employment Term or in any other manner consistent with the Company's normal payment policies.

9. EFFECT OF TERMINATION ON FRINGE BENEFITS. Except as otherwise provided herein, fringe benefits and bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Term shall cease upon such termination.

10. CERTAIN DEFINITIONS.

         (a) For purposes of the Agreement, Agreement, "CAUSE" shall mean:

                  (i) the willful and continued failure of Executive to perform substantially Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive's Duties, or



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                  (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

         For purposes of this Subsection 10(a) , no act or failure to act, on the part of Executive, shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interest of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of the Company. The cessation of employment of Executive shall not be deemed to be for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Executive is guilty of the conduct described in subparagraph
         (i)or (ii) above, and specifying the particulars thereof in detail.

         (b) For purposes of this Agreement, "GOOD REASON" shall mean (i) the assignment to Executive of any duties inconsistent with his positions, (ii) a failure to maintain Executive in the positions set forth in Section 2(a) above, or (iii) a material breach by the Company of a material provision of this Agreement, in any case which has not been cured by the Company within thirty
(30) days after written notice of such action, breach or noncompliance has been given by Executive to the Company or (ii) the delivery by the Company of a notice of non-continuation pursuant to section 4 of this Agreement or non-continuation of the Change in Control Agreement attached hereto as Schedule 3, pursuant to section 1(b) thereof.




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         (c) For purposes of the Agreement, "PRO RATA BONUS" shall mean the sum of (i) the pro rata portion (calculated as if the "target" amount under such plan has been reached) under any current annual incentive plan from the beginning of the year of termination through the date of termination and (ii) if and to the extent Executive is vested under any long-term incentive plan that provides for such pro-rata vesting, the pro rata portion (calculated as if the "target" amount under such plan has been reached) under any such long-term incentive plan or performance plan from the beginning of the period of determination through the date of termination.

         (d) For purposes of this Agreement, the term "DATE OF TERMINATION" shall mean thirty (30) days following written notice by one party to the other, as notices are prescribed to be provided in the Agreement, of a termination of Executive's Employment under the Agreement, and specifying the reason(s) therefor; provided, however that if Executive's employment is terminated by reason of death or disability, the Date of Termination shall be the date of death of Executive or the date on which Executive is determined to be disabled.

11. CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY; GROSS-UP PROVISIONS. (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any schedule to this Agreement, or otherwise, but determined without regard to any additional payments required under this Section 11) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the



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Payments. Notwithstanding the foregoing provisions of this Section 11, if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the "Reduced Amount") such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

         (b) Subject to the provisions of Section 11(c), all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche or such other certified public accounting firm as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting a change in control or "CIC" as defined in Schedule 3 to this Agreement , Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 11(b), shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 11(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall



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determine the amount of the Underpayment that has occurred and any such
Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

         (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i ) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii ) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv ) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax


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(including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

Without limitation on the foregoing provisions of this Section 11, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c) above, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 11(c) above) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 11(c) , a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and


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shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

12. NOTICE OF TERMINATION; HOW GIVEN. Any termination by the Company for Cause or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 18 of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined in Section 10(d) above) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

13. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by Executive while employed by the Company and its Subsidiaries concerning the business or affairs of the Company or any other Subsidiary ("CONFIDENTIAL INFORMATION") are the property of the Company. Therefore, Executive agrees that Executive shall not disclose to any unauthorized person or use for Executive's own purposes any Confidential Information without the prior written consent of the Board , unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions. Executive shall deliver to the Company at termination of the Employment Term, or at any other time the Company may request, all memoranda, notes, plans, record, reports, computer tapes, printouts and software and other documents and data (and copies therein) in any form or medium relating to the Confidential Information, Work Product (as defined below) of the business of the Company or any Subsidiary that Executive may then possess or have under Executive's control.


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14. WORK PRODUCT. Executive acknowledges that all inventions, innovations, improvements, development, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its Subsidiaries' actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive while employed by the Company and its Subsidiaries ("WORK PRODUCT") belong to the Company. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

15. NON-COMPETE, NON-SOLICITATION. Executive and the Company each acknowledge that they have entered into, and are parties to the "NON-COMPETITION, NON-SOLICITATION AND NO-HIRE AGREEMENT," attached hereto as SCHEDULE 2 and incorporated by reference herein.

16. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity (other than as specifically referenced in this Agreement), and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that Executive has had an opportunity to consult with independent legal counsel regarding Executive's rights and obligations under this Agreement and that Executive fully understands the terms and conditions contained herein.

17. SURVIVAL. Sections 5, 6 and 7 and sections 9 through 24 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Term.

18. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

                  Notice to Executive:

                  Name:  Bruce Nelson
                         2301 Spanish River
                         Boca Raton, FL 33432

                  Notice to the Company:

                  Office Depot, Inc.
                  2200 Germantown Road
                  Delray Beach, Florida 33445
                  Attention:  General Counsel

                  and

                  Office Depot, Inc.
                  2200 Germantown Road
                  Delray Beach, Florida 33445
                  Attention:  Executive Vice President - Human Resources

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

19. MISCELLANEOUS PROVISIONS.

        (a) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not effect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

        (b) COMPLETE AGREEMENT. This Agreement and those agreements and documents expressly referred to herein and the Schedules attached to this Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. Documents and/or agreements incorporated by reference herein are hereby deemed to be made a part hereof.

        (c) NO STRICT CONSTRUCTION; NO WAIVER. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitations the right of Executive to terminate employment for Good Reason pursuant to this Agreement or any Schedule to this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

        (d) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

        (e) SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign Executive's rights or delegate Executive's obligations hereunder without the prior written consent of the

                  Company. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

        (f) CHOICE OF LAW. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

        (g) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

20. NO SET-OFF OR MITIGATION. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to

Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

21. PAYMENT OF CERTAIN EXPENSES. If, and to the extent, Executive is successful in any action against the Company to enforce any of his rights under this Agreement, the Company shall reimburse Executive for his reasonable attorneys' fees and expenses incurred in pursuing such action.

22. ARBITRATION. Except as to any controversy or claim which Executive elects by written notice to the Company, to have adjudicated by a court of competent jurisdiction, any dispute or controversy between the Company and Executive arising out of or relating to this Agreement or the breach of this Agreement shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case the arbitrator will be selected under the procedures of the AAA. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court otherwise having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, or as may otherwise be required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Palm Beach County, Florida or such other location to which the parties may agree. The Company shall pay the costs of any arbitrator appointed hereunder.

23. WITHHOLDING. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

24. SCHEDULES. The Schedules attached hereto are incorporated by reference herein and made a part hereof. The following Schedules are attached:

        (a)       Retention Agreement;

        (b)       Agreement of Non-Competition, Non-Solicitation, and No-Hire;

        (c)       Change in Control Agreement; and

        (d)       Real Estate Co-Ownership Agreement

                                    * * * *


                     SIGNATURES CONTAINED ON FOLLOWING PAGE

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the 29th day of December, 2001.

                                       OFFICE DEPOT, INC.


                                       By /s/ Scott Hedrick
                                          --------------------------------------
                                       Name: Scott Hedrick
                                       Its:  Chairman, Compensation Committee
                                             of the Board of Directors



                                       EXECUTIVE


                                       /s/ M. Bruce Nelson
                                       -----------------------------
                                       Name:  M. Bruce Nelson

                                   SCHEDULE 1

                               RETENTION AGREEMENT

This Retention Agreement ("Agreement") was entered into by Executive and the Company originally on June 7, 2000, and is amended and restated herein effective as of December 29, 2001 as a matter of convenience to the parties.

A. Under the terms of the Employment Agreement dated December 29, 2001, by and between the Executive and the Company (as defined in such Employment Agreement) (herein the "Employment Agreement"), to which this Agreement is attached as SCHEDULE 1, the Company is employing Executive as the Company's Chairman and Chief Executive Officer. In addition to the provisions thereof, the Company wishes to enter into this Agreement to provide further assurance that Executive will remain with the Company and provide to it his experience and expertise in the areas of domestic catalog marketing and in international business.

B. The terms of this Agreement are provided for the purpose of further inducing Executive to remain with the Company, and Executive is ready and willing to enter into this Agreement.

Now therefore, in consideration of the foregoing Recitals, which are incorporated by this reference and other good and valuable consideration, the parties hereby agree as follows:

1. RETENTION PAYMENTS TO EXECUTIVE. The Company has made and/or hereby agrees to make the following payments to Executive:

         On June 7, 2000, to ensure the retention of Executive through at least the end of December 2002, the sum of Three Million, Eight Hundred Thousand Dollars ($3,800,000) was deposited into a deferred compensation account with Merrill Lynch for the benefit of Executive, to be invested as directed by Executive in accordance with the terms and conditions of the Merrill Lynch deferred compensation agreement with the Company. This amount (the "Deferred Payment"), together with any and all income and appreciation on the

         Deferred Payment while in the deferred compensation account and unvested, shall vest 100% on December 31, 2002, provided that Executive remains an employee of the Company through and including December 31, 2002. It is further agreed, however, that the Deferred Payment shall also vest 100% upon the occurrence of any of the following events PRIOR to December 31, 2002 :

                  (i) There is a change in control of the Company, as set forth in the Change in Control Agreement attached to the Employment Agreement as SCHEDULE 3.

                  (ii) Executive dies, becomes disabled or incapacitated as set forth in the Employment Agreement.

                  (iii) Executive's employment is terminated by the Company without Cause or is terminated by Executive for Good Reason, as defined and set forth in the Employment Agreement.

         The vested Deferred Payment, together with any income and appreciation, shall be payable to Executive (or Executive's beneficiaries) in accordance with the provisions of the Merrill Lynch deferred compensation agreement with the Company and Executive, and Executive's (or such beneficiaries') election thereunder.

2. GRANT OF STOCK OPTIONS. As consideration for the cancellation of the Prior Agreements, the Company granted to Executive on June 6, 2000, an option to acquire stock in the Company (which option is evidenced by a separate option agreement) as follows:

         a) A ten-year option (the "Retention Option") to acquire up to 400,000 shares of the Company's stock. Such Retention Option provides, among other provisions, that it shall remain exercisable through and including 90 days following the second anniversary of any termination of Executive by the Company without Cause, or any termination by Executive with Good Reason, as such terms are defined in the Employment Agreement.

         b) The Retention Option shall vest in full (100%) on December 31, 2002; provided that Executive remains continuously employed by the Company on such date.

         c) The Retention Option shall have an early vesting provision, which provides that the Retention Option shall vest in full (100%) upon the occurrence of any of the events set forth in
                  Section 1 (i) through (iii) above and, in the case of Section 1(i) above, shall have an exercise period through the balance of the full ten-year term of the Retention Option.

3. INCORPORATION FROM EMPLOYMENT AGREEMENT. The following provisions from the Employment Agreement are incorporated herein by reference: 11 through 23.

In testimony whereof, this Retention Agreement is separately signed by the parties, originally effective on the 7th day of June, 2000 and amended and restated effective as of the 29th day of December, 2001.

Executive                              Office Depot, Inc.


/s/ M. Bruce Nelson                    By /s/ Scott Hedrick
---------------------------------         --------------------------------------
M. Bruce Nelson                           Name:  Scott Hedrick
                                          Title: Chairman, Compensation
                                                 Committee

                                   SCHEDULE 2

           AGREEMENT OF NON-COMPETITION, NON-SOLICITATION AND NO-HIRE

This Agreement of Non-Competition, Non-Solicitation and No-Hire (this "Noncompete Agreement") made and entered into originally on the 7th day of June, 2000, is amended and restated as of the 29th day of December 2001 as a matter of convenience to the parties, by and between Office Depot, Inc., a Delaware corporation (the "Company") and M. Bruce Nelson (the "Executive").

                                    RECITALS

A. The Company and Executive are on this date entering into an Employment Agreement, which this Agreement is attached as Schedule 2 (the "Employment Agreement"); and

B. Executive acknowledges that he is being employed as a very senior executive officer of the Company and as such is fully familiar with the most sensitive, confidential and proprietary information of the Company ("Confidential Information"); and

C. Executive has been requested by the Company to enter into this Noncompete Agreement as a condition to the Company's being willing to enter into the other Agreements being entered into contemporaneously herewith; and

D. The parties are willing to abide by the terms and provisions of this Noncompete Agreement;

                                    AGREEMENT

NOW THEREFORE, in consideration of the foregoing recitals, which are incorporated by reference and made a part hereof, the payment to Executive referred to in Section 1 below, and other good and valuable consideration, the parties hereby agree as follows:

1. PAYMENT TO EXECUTIVE; AGREEMENT OF NON-COMPETITION. For and in consideration of the payment by the Company to Executive in one lump sum, in cash, on June 7, 2000, the date hereof of the sum of One Million Five Hundred Thousand Dollars ($1,500,000), receipt and sufficiency of which are hereby acknowledged, Executive acknowledges that in the course of Executive's employment with the Company Executive shall become familiar with the Company's trade secrets and with other Confidential Information concerning the Company and its Subsidiaries and that Executive's services shall be of special, unique and extraordinary value to the Company and its Subsidiaries. Therefore, and in consideration of the payment(s) being made to Executive hereunder, Executive agrees that, during the Employment Term (as defined in the Employment Agreement) and for a period of one year thereafter, unless Executive is named CEO of the Company, in which event, the Non-Compete Period is for three years after leaving the Company instead of one year,. (in either such event, as used herein, the "NONCOMPETE PERIOD"), Executive shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries, as such businesses exist or are in process on the date of the termination of Executive's employment with the Company, within any geographical area in which the Company or its Subsidiaries engage in such businesses on the date of termination of Executive's employment with the Company. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

2. NON-SOLICITATION; NO-HIRE; NON-INTERFERENCE. During the Noncompete Period, Executive shall not directly, or indirectly through another entity, (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any Subsidiary and any employee thereof, (ii) hire any person who was an employee of the Company or any Subsidiary at the time of termination of the Employment Term or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary (including, without limitation, making any negative statements or communications about the Company or its Subsidiaries).

3. REFORMATION OF THIS AGREEMENT. If, at the time of enforcement of this Noncompete Agreement, any court shall hold that the duration, scope or geographical restrictions stated herein are unreasonable under the circumstances then existing, the parties agree that it is their mutual desire and intent that the Company shall be afforded the maximum duration, scope or area reasonable under such circumstances, and each of them hereby requests such court to reform this Agreement so that the maximum duration, scope and geographical restrictions available under applicable law at the time of enforcement of this Agreement shall be substituted by such court for the stated duration, scope or geographical area stated herein and that the court shall be allowed to revise the restrictions contained in this Noncompete Agreement to such provisions as are deemed reasonable by the court at the time such enforcement is requested.

4. INJUNCTIVE RELIEF. In the event of the breach or any threatened breach by Executive of any of the provisions of this Noncompete Agreement, the Company, in addition and supplementary to any and all other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce this Noncompete Agreement or to prevent any violations or threatened violations of the provisions hereof (without being required to post any bond or other security to secure such relief). In addition, in the event of any alleged breach or violation by Executive of this Noncompete Agreement, the Noncompete Period shall be tolled until such breach or violation has been duly cured and thereafter the Noncompete Period shall be extended for an additional period of time equivalent to the time during which Executive was in breach of this Noncompete Agreement.

5. INCORPORATION OF TERMS BY REFERENCE. The provisions of the following number sections of the Employment Agreement are incorporated by reference as if set forth at length herein and shall be deemed to constitute a part hereof notwithstanding the earlier termination of such Employment Agreement: sections 11 through 23 of the Employment Agreement are incorporated by this reference.

IN TESTIMONY WHEREOF, the parties have signed this NONCOMPETE AGREEMENT originally dated as of the 7th day of June, 2000, amended and restated as of the 29th day of December, 2001.

Executive                              Office Depot, Inc.


/s/ M. Bruce Nelson                    By /s/ Scott Hedrick
----------------------------------        --------------------------------------
M. Bruce Nelson                           Name:  Scott Hedrick
                                          Title: Chairman, Compensation
                                                 Committee

                                   SCHEDULE 3

                           CHANGE IN CONTROL AGREEMENT

This Change in Control ("CIC") Agreement was originally entered into by Executive and the Company on June 7, 2000, and is amended and restated herein as of December 29, 2001, as a matter of convenience for the parties.

a. The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.

b. The Board believes it is imperative to diminish the inevitable distraction of Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change in Control and to encourage Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide Executive with compensation and benefits arrangements upon a Change in Control which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations.

Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this CIC Agreement, supplemental to the Employment Agreement dated as of December 29, 2001 between Executive and the Company, to which this SCHEDULE 3 is attached (such Agreement, together with the Schedules thereto, herein referred to as the "Employment Agreement").

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

         1. CERTAIN DEFINITIONS. (a) The "Effective Date" shall mean the first date during the CIC Period (as defined in Section 1(b)) on which a CIC (as defined in Section 1(c)) occurs. Anything in this Agreement to the contrary notwithstanding, if a CIC occurs and if

Executive's employment with the Company is terminated prior to the date on which the CIC occurs, and if it is reasonably demonstrated by Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a CIC or (ii) otherwise arose in connection with or anticipation of a CIC, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

         (b) The "CIC Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the CIC Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to Executive that the CIC Period shall not be so extended.

         (c) A "Change in Control" or "CIC" shall mean:

                  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a CIC:
         (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i),
         (ii) and (iii) of subsection (c) of this Section 2; OR

                  (ii) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; OR

                  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
         (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; OR

                  (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         (d) "Employment" shall mean the employment of Executive pursuant to the Employment Agreement to which this Schedule 3 is attached.

Other terms shall have the meanings ascribed to them in various sections of this CIC Agreement or otherwise shall have the meanings ascribed to them in the Employment Agreement.

         2. TERMINATION OF EMPLOYMENT. In addition to the other termination provisions contained in Sections 5 through 11 of the Employment Agreement, Executive's employment shall be subject to the following provisions, immediately following the Effective Date of a CIC:

                  (a) GOOD REASON. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, following a CIC, "Good Reason" shall not have the meaning ascribed to it in Section 10(b) of the Employment Agreement, but instead shall mean:

                           (i) the assignment to Executive of any duties inconsistent in any respect with Executive's Position(s) (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2 of the Employment Agreement, or any other action by the Company which results in a diminution in such Position(s), authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                           (ii) any failure by the Company to comply with any of the provisions of Section 3 of the Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                           (iii) the Company's requiring Executive to be based at any office or location other than in Delray Beach, Florida or in Torrance, California or the Company's requiring Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                           (iv) any purported termination by the Company of Executive's employment otherwise than as expressly permitted by the Employment Agreement; or

                           (v) any failure by the Company to comply with and satisfy any other material provision of the Employment Agreement.

                  (b) For purposes of this Section, any good faith determination of "Good Reason" made by Executive shall be conclusive and irrefutable by the Company. Anything in this Agreement to the contrary notwithstanding, a termination by Executive for any reason during the thirty (30) day period immediately preceding the first anniversary of the Effective Date of a CIC shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

3. OBLIGATIONS OF THE COMPANY UPON TERMINATION. The Company shall have the following obligations to Executive upon a termination of Executive's employment following a CIC:

                  (a) If the termination is for death, disability or incapacity, then for purposes of this CIC Agreement, the Company shall pay to Executive or his estate, in a lump sum not more than 30 days after the Date of Termination, the sums due under Section 3(c) hereof, as if Executive had notified the Company of his election to terminate the Agreement for Good Reason and not the sums due under Section 5 of the Employment Agreement.

                  (b) If the termination is for Cause, then the rights and obligations of the parties shall be governed by the provisions of
         Section 7 of the Employment Agreement.

                  (c) If the termination is by the Company without Cause or by Executive for Good Reason:

                           (i) the Company shall pay to Executive in a lump sum
                  in cash within 30 days after the Date of Termination the aggregate of the following amounts:

                                    A. the sum of (1) Executive's annual Base
                  Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (i) the annual Bonus most recently paid to Executive pursuant to
                  Section 3(c) of the Employment Agreement and (ii) the Bonus paid or payable pursuant to such Section 3(c), including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which Executive was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the "Highest Annual Bonus") and
                  (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and (3) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

                                    B. the amount equal to the product of (a)
                  three (3) and (b) the sum of (x) Executive's annual Base Salary and (y) the Highest Annual Bonus.

                           (ii) for three (3) years after Executive's Date of
                  Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to Executive and/or Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 3(f) of the Employment Agreement if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families, provided, however, that if Executive becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Notwithstanding the foregoing, the Company shall continue to make all scheduled premium payments under any split-dollar life insurance policy in effect on the Date of Termination on behalf of Executive for so long as such payments are scheduled (without giving effect to Executive's termination). For purposes of determining eligibility (but not the time of commencement of benefits) of Executive for retiree benefits pursuant to such plans, practices, programs and policies, Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period;

                           (iii) the Company shall, at its sole expense as
                  incurred, provide Executive with out placement services the scope and provider of which shall be selected by Executive in his sole discretion; and

                           (iv) to the extent not theretofore paid or provided,
                  the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

         C. Following termination for any reason, Executive's obligation to "buy out" Viking's interest in Executive's Florida residential real estate (as defined in the Real Estate Co-Ownership attached as SCHEDULE 4 to the Employment Agreement) or to sell any other property as a result of a "put" by the Company, may be deferred by Executive or his successor(s) for a period of up to two years following such termination of employment.

4. FULL SETTLEMENT. (a) The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not Executive obtains other employment. Anything in the Employment Agreement to the contrary notwithstanding, the Company agrees to pay as incurred, to the fullest extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

In Testimony whereof, this CIC Agreement is signed by the parties, originally dated as of the 7th day of June, 2000, and amended and restated as of the 29th day of December, 2001.

Executive                              Office Depot, Inc.



/s/ M. Bruce Nelson                    By /s/ Scott Hedrick
-----------------------------------       --------------------------------------
M. Bruce Nelson                           Name:  Scott Hedrick
                                          Title: Chairman, Compensation
                                                 Committee

                                   SCHEDULE 4

                       REAL ESTATE CO-OWNERSHIP AGREEMENT

THIS REAL ESTATE CO-OWNERSHIP AGREEMENT, made and entered into this 29th day of December, 2001 by and between Office Depot, Inc., a Delaware corporation ("Company") and M. Bruce Nelson, a resident of Boca Raton, Florida, and Chief Executive Officer of Company ("Executive").

                                    RECITALS

a. Company and Executive (and Executive's Spouse, defined below) are co-owners of the residential property located at 2301 Spanish River Road, Boca Raton, FL 33432 (the "Property").

b. The Parties desire herein to confirm their understandings with respect to the co-ownership of the Property and to clarify their respective rights and obligations with respect to the Property and it set forth their understandings in this Real Estate Co-Ownership Agreement.

         Now therefore, in consideration of the Recitals, incorporated by reference herein, and other good and valuable consideration, the parties agree as follows:

1. BACKGROUND. At the request of the Company, Executive relocated to Florida to serve as Chief Executive Officer of the Company and purchased the Property as his new principal residence in the State of Florida, jointly with his wife Lavaun Nelson ("Executive's Spouse"), together with the Company's investment in the Property as set forth below.

2. PRINCIPAL TERMS OF INVESTMENT. The parties acknowledge that they have co-invested in the Property as follows:


(a)   Office Depot --                    $1,850,000                         28%

(b)   Executive (jointly with
      Executive's Spouse)                $1,749,724                          72%

(c)   Mortgage Loan                      $3,000,000
      (Included as part of
      Executive's Interest)

(d)   Total Investments                  $6,599,724

The parties own the Property as tenants-in-common (Executive and Executive's Spouse, jointly, as one party, and the Company, as the other tenant-in-common), with each party having an undivided percentage interest in the Property, in the percentages set forth above.

3. CONSENT TO MORTGAGE: The Company has agreed that Executive may borrow the sum referred to above as the Loan and that the Property may be encumbered in full by the lien of a first mortgage on the Property in favor of the lender ("Lender") to the Executive. The Company hereby agrees to and has executed such documentation as the Lender has required to subject its undivided 28% interest in the Property to the lien of a mortgage in favor of Lender.

Executive is fully responsible for the payment of all debt service on the Loan, and the Company is not, and shall not be an obligor or guarantor on the Loan. Executive's percentage of ownership in the Property is subject to the principal amount of the Loan. No payment of principal on the Loan shall serve to increase Executive's percentage interest in the Property or to reduce the Company's percentage interest therein. In the event of a sale of the Property, repayment of any outstanding principal balance of the Loan shall be charged against Executive's percentage of ownership interest in the proceeds of the sale of the Property.

4. EXPENSES. All debt service payments, repairs, taxes and other costs and expenses of every kind and nature incurred in connection with the Property and Executive's residency therein, shall be the sole responsibility of Executive, but the Company shall have the right, at any time upon thirty (30) days' prior written notice to Executive, in order to protect its interest in the Property, to step in and pay any such taxes, liens, repairs or other expenses and to charge the cost of the same against Executive and to encumber Executive's 72% ownership interest in the Property in the amount of such repairs.

5. RESTRICTIONS ON SALE AND ENCUMBRANCE. Neither the Company nor Executive shall have any right to sell or encumber its or his interest in the Property without the prior written approval of the other, except (a) in connection with a sale of the entire Property as provided in Section 7 below and (b) except for the Company's consent to the encumbrance of a first mortgage lien on the Property to secure the Executive Loan referred to above. The Loan may not be modified, amended, extended or increased in amount without the prior written consent of the Company.

6. RISK OF LOSS; INSURANCE. The parties shall share risk of loss of the Property in proportion to their respective percentages of ownership in the Property. Executive shall keep the Property insured against all risks, including without limitation fire and windstorm, for the benefit of all the parties, including a standard mortgagee's clause, under a policy of insurance that covers 100% of the value thereof, naming the Company and Lender, as additional insureds, as their respective interests may appear.

7. SALE OF THE PROPERTY; PURCHASE BY EXECUTIVE; COMPANY RIGHTS. Whenever Executive desires to sell the Property, he shall be entitled to do so, subject to the provisions of this Section 7. Similarly, if Executive desires to purchase the Company's percentage interest in the Property, he shall have the right to do so subject to the provisions of this Section 7.

         (a) SALE -- In the event Executive desires at any time to sell the Property, the Company shall receive at closing net proceeds (after commissions, transfer taxes and other costs of sale, but before payment of the Loan) from the sale of the Property which are equal at least to $1,850,000, the amount of its investment in the Property, or 28% of the net proceeds, whichever amount is greater. While Executive has the right to specify that the Property shall be sold, each party shall be required to agree upon the sales price and terms of sale (if sold for terms other than cash). The Executive's share of the net proceeds shall be reduced by any amount required to pay off the Loan.

         (b) PURCHASE - In the event Executive desires at any time to purchase the Company's interest in the Property, he may do so by providing written notice to the Company, proposing the price at which he desires to purchase the Company's interest therein. The Company shall have the right to accept such proposed price, or to require that an appraisal of the Property be made, following which the parties shall endeavor in good faith to negotiate a price consistent with the appraisal. In the event they are unable to do so, they agree to submit the matter to binding arbitration in accordance with Section 10 below. In no event shall the Company's interest in the Property be purchased for less than $1,850,000, the amount of its original investment in the Property, regardless of the appraisal or the result of any arbitration.

         (c) PUT BY THE COMPANY - In the event that Executive's employment by the Company shall terminate or Executive shall abandon the Property or fail to occupy it as his principal residence for a period of 180 days or longer, the Company shall have the right, at its option, by written notice to Executive, to require him to purchase the Company's interest in the Property for cash at the price proposed by the Company. Executive shall have the right either to accept such proposed selling price or to require that an appraisal be made, following which the parties shall endeavor in good faith to negotiate a price consistent with the appraisal. In the event they are unable to do so, they agree to submit the matter to binding arbitration in accordance with Section 10 below.

In the event Executive is unable or unwilling to purchase the Company's interest in the Property, the Company shall have the right to require that the Property be sold and the net proceeds divided between the parties in accordance with their respective percentage interests in the Property.

Anything to the contrary herein notwithstanding, in the event Executive's employment was terminated by the Company without Cause or by the Executive for Good Reason (each as such terms are defined in the Employment Agreement to which this Agreement is attached as SCHEDULE 4 (the "Employment Agreement")), or due to Executive's death or disability, or for any reason after a Change in Control (as such term is defined in the Change in Control Agreement attached to the Employment Agreement as SCHEDULE 3), then Executive's (or Executive's successors') obligation to purchase the Company's interest in the Property, or to sell the Property as a result of a "put" by the Company under this Section 7(c) shall be extended at the option of Executive (or Executive's successor) for a period of up to two (2) years.

8. NOTICES. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:


         Notice to Executive:

         Name:      Bruce Nelson
         Address:   2301 Spanish River Road
                    Boca Raton, FL 33432

         Notice to the Company:

         Office Depot, Inc.
         2200 Germantown Road
         Delray Beach, Florida 33445
         Attention:  General Counsel

         and

         Office Depot, Inc.
         2200 Germantown Road
         Delray Beach, Florida 33445
         Attention:  Executive Vice President - Human Resources

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or mailed.

9. MISCELLANEOUS PROVISIONS.

The provisions of Section 19 of the Employment Agreement are incorporated by this reference herein, as if set forth verbatim.

10. ARBITRATION. The arbitration provisions of Section 22 of the Employment Agreement are incorporated by this reference herein, as if set forth verbatim.

                                   * * * * * *

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, originally dated as of November 27, 2000, and amended and restated as of the 29th day of December, 2001.

Executive                              OFFICE DEPOT, Inc.



/s/ Bruce Nelson                       By /s/ Scott Hedrick
---------------------------------         --------------------------------------
Bruce Nelson                              Name: Scott Hedrick
                                          Its:  Chairman, Compensation
                                                Committee